EXHIBIT 10.67

                          AIRCRAFT MANAGEMENT AGREEMENT

        THIS AIRCRAFT MANAGEMENT AGREEMENT (the "Agreement") is made and entered into as of the 30th day of September, 2004, by and between DUNCAN AVIATION, INC. ("Duncan") and Nelnet Corporate Services, Inc. ("Nelnet") and Union Financial Services, Inc. ("UFS") (Nelnet and UFS being sometimes referred to herein individually as a "Joint Owner" and collectively as the "Joint Owners") and is made with reference to the following:

        A. Joint Owners are the owners, as tenants in common, of that certain Cessna Citation VI aircraft, Serial No. 650-0232, Registration No. N711LV (the "Aircraft").

        B. Joint Owners have agreed pursuant to the terms of an Aircraft Joint Ownership Agreement (the "Joint Ownership Agreement") of even date herewith executed amount them to engage the services of Duncan to manage the Aircraft.

        C. Duncan is desirous of managing the use, maintenance and all other matters pertaining to the Aircraft on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

        1. Joint Owners hereby engage Duncan, and Duncan hereby agrees, to manage the Aircraft for the benefit of the Joint Owners. Duncan hereby accepts possession of the Aircraft from the Joint Owners for the purposes set forth herein.

        2. Duncan hereby agrees to manage, maintain and operate the Aircraft for the benefit of the Joint Owners with all due reasonable care and in accordance with applicable insurance coverage and within the standards and guidelines established by the Federal Aviation Administration (the "FAA") and to comply with all laws, ordinances or regulations relating to the use, operation and maintenance of the Aircraft. Duncan will permit the Aircraft to be used only as contemplated by the manufacturer thereof as specified in the owner's manual and other technical materials regarding the Aircraft provided by the manufacturer.

        3. Throughout the term of this Agreement, Duncan will (a) inspect, maintain, service, repair, overhaul and test the Aircraft by duly competent personnel, in accordance with FAA approved maintenance and preventive repair programs therefore, as required to keep the Aircraft airworthy and in good operating condition; (b) maintain all records, logs and other materials required by the FAA to be maintained in respect of the Aircraft and make the same available for Joint Owners' inspection; and (c) comply with all laws of every jurisdiction in which the Aircraft may be operated and with all rules of the FAA and any other governmental body exercising jurisdiction over the Aircraft, and shall maintain the Aircraft in proper condition for operation under such laws and rules including, without limitation, all manufacturer's recommended maintenance.

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        4.     (a) Duncan hereby agrees to provide and make available to Joint
Owners, professionally qualified pilots who are familiar with and licensed to operate the Aircraft and who meet and maintain the requirements of any insurance policy covering the Aircraft. Such pilots shall be reasonably acceptable to the Joint Owners.

               (b) Joint Owners hereby direct Duncan, and Duncan hereby agrees, to make all necessary take-off, flight and landing arrangements for flights operated by Joint Owners. Duncan will pay for and bill the Joint Owner on whose behalf the flight is conducted, and such Joint Owner shall be liable for and agrees to pay for, all flight operating expenses relating to such flight including but not limited to fuel, travel and lodging expenses for the crew, hangar and tie-down costs, landing fees, in-flight food and beverages. Fuel purchased at a Duncan facility shall be charged for at 80% of Duncan's then current standard fuel rate. Joint Owners shall, at reasonable times, have the right to inspect Duncan's records with respect to the Aircraft (including, without limitation, all maintenance records).

        5. Duncan shall provide suitable hangar facilities for the Aircraft at the Lincoln, Nebraska Municipal Airport which facilities shall be reasonably acceptable to the Joint Owners.

        6. (a) Joint Owners hereby direct and Duncan hereby agrees to arrange for, obtain and keep in force during the term of this Agreement, the following insurance coverages with insurers of recognized reputation, responsibility and having at least an A.M. Best rating of "A" or better:

                 (1) aircraft physical damage insurance with no deductible with respect to the Aircraft, against loss, theft or damage, extended coverage with respect to any engines or parts while removed from the Aircraft, for not less than the current fair market value of the Aircraft naming the Joint Owners as named insureds and as loss payees with losses payable as their respective interests may appear in the event of an actual or constructive total loss.

                      (2) passenger and third party liability insurance for the
Aircraft   in  an   amount   not  less   than  One   Hundred   Million   Dollars
($100,000,000.00) combined single limit liability coverage and shall cause each Joint Owner to be named insureds thereunder.

               (b) Copies of such policies and certificates of insurance shall be furnished to each Joint Owner upon request. Such insurance shall be maintained by Duncan in full force and effect throughout the term hereof and the insurer shall provide each Joint Owner with thirty (30) days advance written notice of cancellation or material alteration.

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        7. Duncan will provide assistance to and consult with Joint Owners in all matters regarding the Aircraft including, but not limited to:

               (a)  FAA and manufacturer's correspondence and directives;

               (b)  Enforcement of warranty claims;

               (c) Enforcement, litigation and settlement of insurance matters; and

               (d)  Parts replacement, services and maintenance arrangements.

        8. As compensation for the services to be provided by Duncan hereunder, Joint Owners hereby agree to pay a Monthly Management Fee to Duncan in the amount of $17,902.00 per month commencing on October 1, 2004. The Monthly Management Fee shall be Duncan`s full compensation for the salaries, benefits and payroll taxes of the pilots of the Aircraft, the cost of providing hull and liability insurance on the Aircraft, pilot training, navigation and weather services, hangar rent and for providing management and scheduling services hereunder. Each Joint Owner's pro-rata portion of the monthly Management Fee shall be due and payable to Duncan in advance not later than the 10th day of each month. The Monthly Management Fee is subject to adjustment by mutual agreement of the parties to reflect the then current cost of providing the services covered thereby.

        9. As compensation for the cost of providing repair and maintenance services hereunder, each Joint Owner hereby agrees to pay Duncan such Joint Owner's pro-rata portion of the cost of maintaining and repairing the Aircraft and its components. Determination of a Joint Owner's pro-rata portion of repair and maintenance costs will be determined on the basis of the Joint Owner's cumulative Actual Use Percentage determined in accordance with the Joint Ownership Agreement as of the date the work is performed.

        10. Duncan shall have the exclusive right to schedule use of the Aircraft among the Joint Owners in accordance with the following criteria:

               (a) Use will be scheduled on a "first-come, first served" basis, subject, however, to the provisions of subsection (e) of this Section 10.

               (b) Each Joint Owner will be entitled to use the Aircraft for the following number of flight hours (the "Allocated Flight Hours") during each twelve-month period commencing with the date of this Agreement:

               Nelnet        300 hours
               UFS           100 hours

               (c) Allocated Flight Hours not utilized during any twelve-month period may not be carried over to subsequent periods.

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               (d) A Joint Owner's use of the Aircraft will be deemed to
commence at the time the Aircraft takes off and will terminate when the Aircraft lands at the destination Airport unless the Joint Owner requires the Aircraft to lay-over, in which case use of the Aircraft will terminate when the Joint Owner releases the Aircraft. In addition, one-tenth (1/10) of an hour shall be added to each take-off and landing to account for taxi time. Each such hour of use of the Aircraft (including such one-tenth (1/10) hour for each take-off and landing) and rounded to the nearest one-tenth (1/10) of an hour is referred to herein as a "Flight Hour". Flight Hours for one-way trips shall include, as applicable, the time required to position the Aircraft from Lincoln, Nebraska to the point of origin or to return the Aircraft to Lincoln, Nebraska from the point of destination. Notwithstanding the foregoing, each Joint Owner agrees that each day it uses the Aircraft (including lay-over days) shall be deemed to be a minimum of one and one-half (1.5) Flight Hours.

               (e) Subject to the Aircraft's availability for use by another Joint Owner for such Joint Owner's Allocated Flight Hours, a Joint Owner may make reasonable use of the Aircraft for more than the Joint Owner's annual Allocated Flight Hours. For purposes of calculating the Joint Owner's proportion of the Aircraft's airframe and maintenance expenses in accordance with the terms of this Agreement, each Flight Hour, or portion thereof, in excess of the Joint Owner's Allocated Flight Hours during any year shall be multiplied by a factor of 1.1.

        11. This Agreement is effective as of the date first written above and will continue in effect until cancelled by Duncan or by the Joint Owners holding a majority of the Ownership Percentages upon not less than thirty (30) days prior written notice.

        12. Joint Owners acknowledge and agree that Duncan shall have no liability for delay or failure to furnish the Aircraft and pilots pursuant to this Agreement when such failure is caused by government regulation or authority, war, civil commotion, strikes or labor disputes, weather condition, Acts of God or as the result of maintenance or repair activities. Joint Owners and Duncan further agree that when, in the reasonable view of the Joint Owner, Duncan or the pilots of the Aircraft, safety may be compromised, the Joint Owner, Duncan or the pilots may terminate a flight, refuse to commence a flight, or take other action necessitated by such safety considerations without liability for loss, injury, damage or delay.

        13. Joint Owners acknowledge and agree that it is their responsibility to ensure that operations of the Aircraft conducted on behalf of the Joint Owners are not subject to the provisions of Part 135 of the Federal Aviation Regulations. Each Joint Owner severally agrees that it will indemnify, defend and hold Duncan harmless from any liability, cost or expense, including cost of defense, arising out of fines, penalties or other administrative sanctions imposed on or threatened or assessed against Duncan as a result of the failure of such Joint Owner to comply with this obligation.


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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Duncan Aviation, Inc.                      Nelnet Corporate Services, Inc.


By:/s/ Rene Cardona                        By:  /s/ Terry J. Heimes
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Title:                                     Title:  Chief Financial Officer
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Union Financial Services, Inc.

By: /s/ Michael S. Dunlap
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Title:
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